Exhibit 6.3

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT (“Agreement”) is made and entered into this 26th day of October, 2021 (the “Effective Date”), by and between [***] (“Seller”), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 53 Beach Street, New York, New York 10075 (“Agent”). Seller is acting on behalf of the sole legal and beneficial Owner (“Owner”) of the work of art described in the condition report on Exhibit A attached hereto and incorporated herein by this reference (the “Work”), and has the authority to sell the Work on behalf of the Owner. Agent is acting as agent on behalf of the 085 Segregated Portfolio of Masterworks Cayman, SPC (“Buyer”), and has the authority to buy the Work on behalf of Buyer. Seller, on behalf of Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is FOURTEEN MILLION DOLLARS ($14,000,000) (the “Purchase Price”). The Purchase Price shall be paid in successive monthly installments (each a “Monthly Installment”), commencing on or within two business days of (i) November 30th, 2021(the “Initial Monthly Installment”) (the date of such initial Monthly Installment, the “Title Closing Date”). Subsequent Monthly Installments shall be made on or within two business days of December 31, 2021 and on or within two business days of last day of each calendar month thereafter until the full Purchase Price has been paid ( the date of payment of each Monthly Installment following the Initial Monthly Installment, a “Subsequent Monthly Installment Dates Date”), provided, however, that any portion of the Purchase Price that remains unpaid as of 180 days from the Effective Date, if any, shall be due and payable on or with two business days of such date (the date on which the last installment of the Purchase Price is paid, the “Final Closing Date” and, together with the Title Closing Date and all Subsequent Monthly Installment Dates, the “Closing Dates”). The amount payable on each Closing Date shall equal the lesser of (i) 100% of the amount of subscription proceeds from the Offering (as defined in Section 9 below) actually received and closed upon by Masterworks 085, LLC, an entity formed to facilitate and hold investment in the Work (the “Issuer”) , as of the close of business on the day immediately preceding such Closing Date, minus any amounts previously paid in respect of prior Closing Dates, if any, and (ii) an amount such that, following such payment, 100% of the Purchase Price shall have been paid. Any portion of the Purchase Price may be prepaid by Buyer provided that Buyer shall notify Seller of its intention to make such prepayment at least two business days prior to such payment. Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by Nathan Krasnick on behalf of Buyer and [***] on behalf of Seller prior to payment to Seller.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller, on behalf of itself and Owner, represents and warrants to Agent and Buyer on the Effective Date and on the Title Closing Date that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party’s rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, on behalf of itself and Owner, to execute and deliver the bill of sale (the “Bill of Sale”) in the form annexed as Exhibit C to this Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Title Closing Date and to complete the transaction contemplated by this Agreement.

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3.1.2.	The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3.	Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, “Claims”). Neither Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller’s and Owner’s knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer and delivery and inspection of the Work at the Delivery Location (as defined in Section 8.1 below) and at the Closing Date, as stated in the condition report attached hereto as Exhibit A (the “Condition Report”). Upon delivery at the Delivery Location, Delaware Freeport shall prepare a new condition report for the Work at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in the same condition as reflected in the Condition Report at the time of its delivery at the Delivery Location or as of the Closing Date, Buyer shall have the right to terminate the Agreement.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.2. Seller, on behalf of itself and Owner, does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Seller or Owner of any provision of this Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller or Owner contained in this Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer’s obligations that Seller’s representations and warranties contained in this Agreement are true and correct on and as of the Title Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller’s and Owner’s representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

4. STORAGE AND CARE OF THE WORK.

4.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 8.1 below), Seller shall store the Work at [***]. Seller shall not otherwise relocate the Work.

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4.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. Seller will not perform any conservation or restoration on the Work without the specific prior written consent of Agent.

5. INSURANCE. Seller shall arrange and pay for the Work to be insured under Seller’s fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both (i) Buyer’s acceptance of the Work at the Delivery Location and (ii) payment by Buyer of the amount due on the Title Closing Date. On the Effective Date, Seller shall provide Agent with a certificate of insurance evidencing Seller’s insurance coverage.

6. TITLE. On the Title Closing Date, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Title Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any other evidence of title or authenticity in the possession of Seller. Seller shall be responsible for remitting any and all sale proceeds due to Owner in connection with the sale of the Work hereunder. For a period of one (1) year hereafter, Seller hereby agrees that it will not knowingly, directly or indirectly, offer, sell or agree to sell any artwork to any person other than Agent that, directly or indirectly, intends to offer fractional investment in the artwork through a sale of tokens or securities.

7. DELIVERY AND EXPENSES.

7.1. Within five (5) business days of the Effective Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent’s account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the “Delivery Location”).

7.2. Seller shall be responsible for arranging packing, shipping and insuring the Work to the Delivery Location and insuring the Work until the Title Closing Date. Agent agrees to reimburse Seller for all third-party costs and expenses relating to packing and shipping the Work to the Delivery Location pursuant to this Agreement and shall pay for storage at the Delivery Location prior to the Title Closing Date, provided that Agent will be notified of all storage, shipping and packing costs prior to incurrence.

8. AGENT REPRESENTATIONS AND COVENANTS. Agent and its affiliates will control the Issuer and the Buyer during all relevant times during which the full Purchase Price has not been paid to Seller. Agent will use its reasonable best efforts to ensure that (i) Issuer commences a public offering of securities pursuant to Regulation A as soon as reasonably practicable following the Effective Date (the “Offering”), (ii) the Offering shall be marketed via the Masterworks.io online platform in a manner consistent with previous Masterworks offerings, (iii) an initial closing of the Offering shall occur on or before the Title Closing Date, (iii) a subsequent closing of the Offering shall occur on or before each subsequent Closing Date. Agent will provide status updates to Seller on the progress of the Offering from time-to-time upon request.

9. AGENT FULL AND UNCONDITIONAL GUARANTY; LIMITED RECOURSE. Agent, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, fully and unconditionally guaranties the payment in full of the Purchase Price hereunder. Seller acknowledges and agrees that although all payments of the Purchase Price will be made by Buyer and title to the Work shall vest in Buyer on the Title Closing Date, following the Title Closing Date, Seller shall have no recourse to Buyer, Issuer or the Work. In the event of any default in the payment of the Purchase Price (or in respect of any other provision of this Agreement) occurring or continuing following the Title Closing Date, Seller’s sole remedy and recourse shall be to enforce the terms of this Agreement against Agent.

10. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

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11. TERMINATION WITH CAUSE. In the event of: (i) a breach or alleged breach of this Agreement by Seller; or

(ii) the falsity or material inaccuracy, actual or alleged, of any of Seller’s representations or warranties contained in this Agreement (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date and whether or not such facts or facts were caused by Seller or under Seller’s control), (x) Buyer shall have the right to terminate this Agreement, and Seller shall within thirty (30) days of notice from Buyer repay to Buyer all amounts previously paid by Buyer to Seller under this Agreement, and (y) if such breach or alleged breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so.

12. INSPECTION. Buyer shall be entitled to inspect the Work prior to the Title Closing Date to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as Exhibit A. When the Work is delivered to the Delivery Location, Delaware Freeport shall be entitled to inspect the Work to confirm the condition of the Work matches the condition reflected in the Condition Report.

13. MISCELLANEOUS. This Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Agreement and any invoice issued by Seller, the terms of this Agreement shall control. Seller, on behalf of itself and Owner, agrees that Buyer is a third-party beneficiary of this Agreement. The terms of this Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Agreement without the prior written consent of Agent or Buyer. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS:

AGENT:

MASTERWORKS GALLERY , LLC

BY: MARIYA GOLOVINA
ITS: DIRECTOR OF ACQUISITIONS

[Signature Page to Art Purchase Agreement]

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EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

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EXHIBIT B

INVOICE

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October 26, 2021

Masterworks Gallery, LLC
as agent for Masterworks Cayman, SPC
on behalf of its 085 Segregated Portfolio
53 Beach Street
New York, NY, 10013
Delivery address:
111 Alan Dr, Newark, DE, 19711

INVOICE No. 856029

Pablo Picasso
Homme assis,
1969
Oil and ripolin on canvas
57.76 x 44.84 inches (146.7 x 113.9 cm)
PP015

Price:	$14,000,000
Shipment to Delaware, 0% NYS Sales Tax:	$0
AMOUNT DUE:	**$14,000,000**

TERMS:

- Terms stated in Point 2 of Art Purchase Agreement, dated October 22, 2021, between [***] ("***Seller***") and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 53 Beach Street, New York, New York 10075 ("***Agent***").

WIRE INSTRUCTIONS

Name of Account:	[***]
Business Checking Account #:	
ABA #:	
Swift #:	
Bank:	Bank of America 1066 Lexington Avenue New York, NY 10021 US

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EXHIBIT C

BILL OF SALE

Dated:___________, 2021

Sold by:	[***]	(“Seller”)
Sold to:	085 Segregated Portfolio Masterworks Cayman, SPC 53 Beach Street New York, New York 10013	(“Buyer”)

Artist:		(the “Work”)
Title:
Medium: Size: Date:
NY Sales Tax:	None Withheld; Delaware Delivery
Purchase Price:	$14,000,000

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated October 26, 2021, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

BY:
ITS: